Exhibit 10.22

Long-Term Sales Agreement for Physical Goods

Party A (Demander): Shenzhen Fenqile Trading Co., Ltd.

Party B (Supplier): Guangzhou Jingdong Trading Co., Ltd.

This agreement is signed in Daxing District, Beijing, on May 1, 2017.

Party A and Party B have entered into this agreement, based on the principle of fairness, mutual benefit and good faith, upon friendly consultations, according to Contract Law of the People’s Republic of China and relevant laws.

Section I  Definitions

1.                  Jingdong Main Site: refers to Jingdong website, with domain name www.jd.com.

2.                  Party A’s Exclusive Webpage: refers to the webpage created by Party B for Party A through www.vsp.jd.com (“HuiCai Platform”) upon mutual agreement between Party A and Party B, to be used exclusively by Party A for procurement; goods prices displayed on this webpage apply exclusively to Party A.

3.                  Party B’s System: refers to any system through which Party B or its affiliate provides technical service or support for Party A’s procurement, including but not limited to Jingdong Main Site, the website underlying Party A’s Exclusive Webpage, and other procurement system provided by Party B for Party A’s procurement.

4.                  Jingdong ID: refers to the user name provided by Party A to Party B in registering as Party A’s user according to the electronic agreement or rules published in real-time on Party B’s System. Party A may, at its sole discretion, set corresponding login password for the user name.

5.                  Order: for the purpose of this agreement, refers to the electronic document generated in Party B’s System, submitted by Party A in the name of Jingdong ID through Party B’s System, and containing information related to Party A’s procurement, including but not limited to details of procured goods, logistic information, rebate or discount, time or way of delivery, etc.

6.                  API Interface Business: refers to the business in which Party B provides Party A with Party

B’s System interface for the purpose of information communication between Party A’s website and system and Party B’s website and system, and Party A takes the initiative to access goods information (including but not limited to price, quantity, discount, etc.) in Party B’s System, realizing real-time procurement by Party A or Party A’s user from Party B. Party B’s System interface or Party A’s system interface hereinafter referred to as “Interface.”

Section II  Way of Cooperation

1.                   Party A will cooperate with Party B in way (3) described below (hereinafter referred to as “Way of Cooperation”):

(1)          YunCai (Ordering on Main Site): Party A submits Order for procurement on Jingdong Main Site through Jingdong ID with account name of        .

(2)          HuiCai (Exclusive Webpage on VSP): Party A submits Order for procurement on Party A’s Exclusive Webpage through Jingdong ID with account name of        .

(3)          ZhiCai (Connection to VOP): Party A or Party A’s platform user submits Order for procurement through Jingdong ID with account name of Fenqile Trading Finance (分期乐贸易金融), after going through goods information on Party B’s website accessed by Party A through API Interface Business.

(4)          YiCai (Embedded in VEP): Party A submits Order for procurement through Jingdong ID with account name of        , upon approval by Party A’s internal system of procurement demand submitted by user with access to Party A’s internal system in Party A’s internal system and upon completion by Party B of information matching, through the communication between Party A and Party B on procurement list according to internationally-standardized protocol and in standard data format and the interactive transmission of Order and other related data between Party A and Party B in internationally-standardized message interaction mode.

2.                   If Party A needs Party B to assist Party A in making Order through Party A’s Jingdong ID, Party A shall send procurement demand to Party B through Party A’s designated e-mail address and authorize Party B to submit Order through Party A’s Jingdong ID in Way of Cooperation set out in Subsection 1 of Section II hereof. Party A agrees and acknowledges that any Order submitted with assistance from Party B as set out in this Subsection shall be deemed as an Order submitted by Party A, with all resulting consequences or liabilities solely borne by Party A.

3.                      Both parties agree and acknowledge that, in respect of all information about Party A’s procurement, the information set out in Order shall prevail, and that, in the event of any inconsistency between the information set out in Order and any written agreement other than this agreement between the parties in connection with matters set out in Order, including but not limited to, hard copy agreement or letter (if any) signed by the parties in connection with Party A’s procurement demand, and procurement demand sent by Party A through designated e-mail address, the information set out in Order shall prevail.

4.                      During period of cooperation, Party A shall appoint a contact, ***, Tel: ***, E-mail ***, specifically responsible for all matters related to this agreement, including but not limited to confirmation of Order, reconciliation, receipt of goods, collection of invoice, upgrading, maintenance and overhaul of system, sending procurement demand, etc. All acts of such appointed contact in connection with this agreement shall be deemed as acts of Party A, with all resulting consequences borne by Party A. In the event of any change to such appointed contact, Party A shall, within 5 working days after such change, issue Party B a written notice of such change affixed with official seal. Party B’s e-mail address for receiving procurement demand: ***.

Section III  Delivery

1.                      Date of Delivery: Party B will, at the time agreed upon by the parties, send out actuals ordered by Party A on the website (with specific arrival time depending on transport time of ordinary courier).

2.                      Place of Delivery and Consignee: The information set out in Order submitted by Party A on the website shall prevail.

3.                      Party B shall not be liable for delay delivery due to inaccurate or incomplete receipt information provided by Party A. In the event of any change to place of delivery or consignee, Party A shall notify Party B of such change before Party B’s sending-out.

4.                      Transport Cost: The information set out in Order submitted by Party A on the website shall prevail.

Section IV  Way of Settlement

Party A will settle with Party B in way (4) described below:

1.                      Payment before Delivery: Party A, within      days after the submission of specific Order hereunder, through designated account, pay all prices of procured goods to Party B’s designated account.

2.                      Payment on Delivery: After Party A submits an Order on the website, Party A pay Party B all prices of goods ordered through such Order upon the arrival of such goods by the agreed time. If Party A fails to pay all prices upon arrival, Party B may refuse to deliver such goods.

3.                      Pre-deposit: within      days after the execution of agreement, Party A pays Party B RMB (in words)      as pre-deposit, in order to cover prices of goods to be ordered by Party A. When the pre-deposit is not enough to cover the price of goods ordered by Party A, Party A shall make up the difference in a timely manner, and Party B is entitled to refuse to deliver such goods until the difference is made up.

4.                  Settlement by Account Period:

(1)                 Every time after Party A submits an Order on the website, Party A pays for goods ordered through such Order by utilizing Credit Limit, and Party B provides goods, Credit Limit, Account Period management service and account management service; Party A may procure goods from Party B by utilizing Credit Limit and Account Period, and Party B is entitled to adjust Credit Limit and Account Period by taking into overall consideration of Party A ‘s actual amount of procurement, repayment and the like.

(2)                 Credit Limit and Account Period: for the purpose of this agreement, Party A is entitled to a Credit Limit of RMB 195000000 only and an Account Period of 60 days.

(3)                 Party A will reconcile Account Period and accounts and settle with Party B in way a described below:

a.                      Settlement on Non-Fixed Date

In respect of Party A’s procurement every 1 N days, a bill is generated on the date immediately after the end of Settlement Period, Repayment Period is 59 (M) days from the date of generating such bill, Party A may return Party B utilized Credit Limit on any day during such Repayment Period, and the last day of such Repayment Period is Latest Repayment Date; days of Account Period is the sum of days of Settlement Period and days of Repayment Period;

b.                      Settlement on Fixed Date

Fixed Date: refers to the      day of every month, on which the bill for the previous Settlement Period is generated;

Settlement Period: refers to a period staring from the date of generating a bill in every month and ending on the date immediately before the date of generating a bill in next month, but the first Settlement Period is a period staring from the date on which Party B opens Credit Limit for Party A and ending on (not including) the date of generating a bill in the same month;

Repayment Period: refers to a period lasting days of Account Period net of days of Settlement Period and starting from Fixed Date; on any day during such Repayment Period, Party A may make repayment to Party B, and upon such repayment, Party B will restore Credit Limit; the last day of such Repayment Period is Latest Repayment Date.

(4)                 In the case of fixed Credit Limit, Party A may, through the e-mail address designated herein, apply to Party B for adjustment to specific allocated credit limit, and as required by Party B, complete relevant form and submit it to Party B for review and approval (in respect of details, Party B’s e-mail reply shall prevail).

In the case of fixed Account Period, Party A may apply to Party B for adjustment to specific Settlement Period and Repayment Period, and as required by Party B, complete relevant form and submit it to Party B for review and approval (in respect of details, Party B’s e-mail reply shall prevail).

In the case of fixed Account Period, Party A may apply to Party B for adjustment to Fixed Date, and as required by Party B, complete relevant form and submit it to Party B for review and approval (in respect of details, Party B’s e-mail reply shall prevail).

Party A’s and Party B’s bank accounts are as follows:

Party A:

Account Name: Shenzhen Fenqile Trading Co., Ltd.

Bank: ***

Account Number: ***

Party B:

Account Name: Guangzhou Jingdong Trading Co., Ltd.

Bank: ***

Account Number: ***

Section V  Invoices

1.                      Party B shall issue legal and valid invoices to Party A. If a VAT special invoice is needed, Party A shall provide Party B with information necessary for invoice issuance, and after such information is confirmed by Party B as acceptable, within 7 working days after Order completion, Party B may issue such VAT special invoice to Party A. In respect of specific rules regarding invoice issuance, information published on Jingdong website shall prevail.

2.                      After issuing an invoice within the time specified herein, Party B will send via courier such invoice to Party A’s designated place for Party A’s receipt. If Party A fails to receive such invoice within 30 days, Party A shall confirm with Party B the service of such invoice. If Party A fails to make such confirmation within 30 days, Party A shall be deemed to have received such invoice. If an issued invoice does not meet Party A’s need, Party A shall notify Party B within 15 days after receipt of such invoice; after receipt of such invoice returned by Party A, Party B will actively assist in replacing it with new invoice and send such new invoice to Party A.

3.                      Party A shall promptly apply for certification and deduction in connection with issued VAT special invoices, and shall bear all liabilities or losses arising from failure to apply for deduction within specified time due to Party A.

4.                      In the event of loss of or damage to an invoice after the receipt by Party A of such invoice from Party B, Party A may communicate with Party B within 90 days from the date of issuing such invoice and shall bear the resulting cost of making a statement in the newspaper and the fine (if any) imposed by relevant tax authority for loss of VAT special invoice, and after that, Party B may assist Party A in obtaining relevant certificate (such as Certificate of Submitted Tax Return related to Lost VAT Special Invoice) and provide a copy of account keeping form of such invoice for Party A’s invoice certification and deduction.

5.                      In the event of loss of or damage to an invoice due to Party B (namely before the service of such invoice upon Party A or its affiliate), Party B shall, according to provisions of relevant tax laws and regulations, provide Party A with appropriate information for Party A’s certification and deduction. In the event of loss, late receipt or the like of an invoice due to incorrect or inaccurate information (including but not limited to name, telephone number, address, etc.) provided by Party A, all resulting liabilities shall be borne by Party A.

Section VI  Inspection on Goods

Party A shall inspect the category, specifications, model, quantity, packaging and other apparent conditions of goods upon the arrival of goods. In the event of any objection to the quality of goods, Party A shall submit a written report to Party B within 5 days, and Party B shall promptly handle such matter based on actual situations.

Section VII  After-Sales Services

Party B will fulfill relevant after-sales service obligations according to Law of the People’s Republic of China on Product Quality and manufacturer’s regulations.

Section VIII  Special Provisions Regarding API Interface Business

1.                      Party B is entitled to suspend the interface business hereunder as needed by system upgrading, maintenance, overhaul and the like, provided that Party B notifies Party A of such suspension and expected recovery date via e-mail or otherwise in writing at least 3 working days in advance.

2.                      Party A is entitled to suspend the interface business hereunder as needed by system upgrading, maintenance, overhaul and the like, provided that Party A notifies Party B of such suspension and expected recovery date via e-mail or otherwise in writing at least 3 working days in advance. Party A is entitled to modify and improve the hardware & software technologies and equipments and the services and functions provided in the system involved in the interface business, provided that Party A obtains written consent of Party B before modification of such services or functions.

3.                      Party A shall ensure the safe use of client_id and client_secret. During period of cooperation,

Party A shall not divulge client_id or client_secret provided by Party B. Otherwise, Party A shall bear all resulting losses, including but not limited to the amount of Orders already generated by Party B and the consideration payable by Party A to Party B therefor. Upon the expiration of this agreement or the termination by parties of their cooperation, Party A shall immediately cease using and cancel such client_id and client_secret. Party A’s unauthorized use of such client_id and client_secret after the expiration of this agreement or the termination of cooperation shall be deemed as illegal use, and Party B reserves the right to recover losses arising from and bring an action on the grounds of such use.

4.                      In connecting to Party B’s website, Party A shall ensure that the data, document, information, data packet and user information and user identity information in data packet provided by Party A are accurate, and shall not illegally tamper with transaction data, user information, bonus point information and other system data or code in the system.

5.                      Party A shall be responsible for the validity and authenticity of the information about Party A’s platform and ensure that Party A’s platform is truly available. All complaints and disputes related to Party A’s platform shall be handled by Party A. In the event of any calculation error or other technical error in the information provided by Party A to users, relevant liabilities and risks shall be borne by Party A.

6.                      Party A represents and warrants that there is no vulgar, infringing or illegal content on Party A’s platform.

7.                      Party B is entitled to update and upgrade Party B’s website, and Party A shall understand, accept and cooperate with Party B on such updating and upgrading.

Section IX  Liabilities for Breach

1.                      Since Party B needs to prepare goods after receipt of a mass procurement (total amount of goods higher than 100000 Yuan or total quantity of goods more than 100) demand from Party A, if Party A cancels such procurement demand without Party B’s written consent, Party A shall pay Party B the higher of 10000 Yuan or 30% of the amount of such procurement demand as liquidated damages.

2.                      After receipt by Party A of goods, if such goods have no quality problem, Party B will not accept Party A’s return request. If Party A makes a return request, Party A needs to pay 20%

of prices of returned goods as liquidated damages. After receipt by Party A of goods, if such goods have any quality problem, Party B will accept Party A’s return request.

3.                      In the case of settlement by Account Period, Party A’s overdue payment shall be handled as follows: if Party A’s payment is overdue for no more than 60 days, Party A shall pay Party B 0.03 % of total unpaid amount payable as late fee for each day of delay; if Party A’s payment is overdue for more than 60 days, Party A shall pay Party B 0.05 % of total unpaid amount payable as liquidated damages for each day of delay. If Party A breaches this agreement for many times and delays payment for more than 60 days, Party A ((including Party A’s senior management) is involved in any material litigation, Party A adjusts its senior management, or there occurs any other material event that might affect Party A’s ability to pay, Party B is entitled to terminate or cancel Party A’s Credit Limit and account number immediately, and declare all unpaid amount payable hereunder are due and payable immediately. After Party A’s payment of all unpaid amount payable or termination of such material event, Party B may decide whether to reopen Party A’s account number and Credit Limit based on actual situations.

Section X  Anti-Corruption

The parties each agrees that it will strictly abide by provisions of national laws and will not directly or indirectly offer the other party’s business personnel or other personnel related to businesses hereunder any bribe, rebate or any other form of benefit that might substantially affect the execution or performance of this agreement.

Section XI  Confidentiality

Any information related to this agreement and any public or non-public technical information and business information of either party acquired by or become known to the other party during the execution and performance of this agreement, either party shall keep confidential and not disclose to any third party the other party’s trade secrets, unless disclosed by Party B to Party B’s affiliate for the purpose of performing this agreement. The parties shall take reasonable measures to prevent both parties’ respective trade secrets from being spread, disseminated, disclosed, or reproduced or being accessed by unrelated personnel. The termination, invalidity, alteration or cancellation of this agreement shall not affect the validity of this confidentiality provision.

Affiliate: in respect of either party, refers to any company directly or indirectly controlled by such party; or directly or indirectly controlling such party; or jointly with such party, controlling or having power to exert significant influence on a company; or under direct or indirect common control with such party, including but not limited to the parent company and subsidiary of such party, another subsidiary of the parent company of such party, the joint venture and associate of such party, and so on. For the purpose of this provision, “company” means any one member company, limited liability company or joint stock limited company; “control” means having power to influence the management of the company in question, directly or indirectly, whether through ownership, voting share, contract or other means recognized by relevant people’s court.

Section XII  Use of Trademark and Trade Name

1.                      Where Party A has any requirement to use Party B’s trademark or trade name, Party A shall obtain prior consent of Party B and shall use it in strict accordance with requirements of Party B, and shall not use it for any purpose other than the purpose of this agreement. Upon the expiration, termination or cancellation of this agreement, Party A shall immediately cease using Party B’s trademark and trade name.

2.                      In the case of HuiCai, in order to realize Party A’s Exclusive Webpage, Party A agrees to grant Party B a worldwide (to the extent permitted by law), royalty-free and sub-licensable license to, in whole or in part, use, reproduce, revise, rewrite, publish, translate, distribute, act on and display all kinds of information about Party A’s trademarks, merchants and LOGO published by Party B on HuiCai Platform.

Section XIII  Force Majeure

If it is impossible to continue performing this agreement due to war, plague, flood, social riot, natural disaster or the like, the party suffering from such force majeure shall take immediate measures to mitigate losses, and within 10 days after the occurrence of such force majeure, submit a certificate issued by relevant government authority; the parties shall negotiate on the exemption from all or part of liabilities for consequences of such force majeure based on the seriousness of impacts of such force majeure.

Section XIV Applicable Laws and Dispute Resolution

1.                      This agreement shall be governed by the laws of the People’s Republic of China.

2.                      Any dispute between Party A and Party B arising from the performance of this agreement shall be resolved by the parties through consultation; if such consultation fails, either party may submit such dispute to the court in the place of signing this agreement for litigations.

Section XV Effectiveness of Agreement and Miscellaneous Provisions

1.                      This agreement shall be valid from May 1, 2017 to May 1, 2018. The parties agree that this agreement shall be automatically extended for one year if the parties do not sign a new agreement upon the expiration of this agreement, unless settlement by Account Period is adopted.

2.                      Party A undertakes to comply with Jingdong User Registration Agreement and rules published in real-time on Party B’s System. In the event of any inconsistency between such registration agreement or rules and this agreement, this agreement shall prevail.

3.                      This agreement shall be made in quadruplicate of the same legal effect, with Party A and Party B each holding two copies, which shall become effective upon seal by both parties.

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Party A: Shenzhen Fenqile Trading Co., Ltd.		Party B: Guangzhou Jingdong Trading Co., Ltd.
/s/ company seal		/s/ company seal
Authorized Representative:	/s/ LIU Lei	Authorized Representative:
Address: 23/F, CES Tower, No. 3099, Keyuan South Road, Yuehai Sub-district, Nanshan District, Shenzhen		Address:
Tel:		Tel:
Fax:		Fax: